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                                                                   Exhibit 11.01

                        TSI INTERNATIONAL SOFTWARE LTD.
                       COMPUTATION OF EARNINGS PER SHARE


                                              Years Ended December 31,
                                         1995           1996          1997
                                       --------------------------------------
Basic:

Weighted average common shares
 outstanding                           2,845,630      2,886,822     5,916,993

Net Income                             $ 822,800     $1,227,900    $2,479,600

Per Share Amount                       $.29          $.43          $.42


Diluted:

Weighted average common shares
 outstanding                           2,845,630     2,886,822     5,916,993
Common shares issued for conversion
 of preferred stock                    2,609,415     2,609,415     1,304,632
Dilutive effect of stock options
 and warrants                            -0-           314,973     1,345,136
                                      ----------    ----------    ----------
Weighted average common and common
 equivalent shares outstanding         5,455,045     5,811,210     8,566,761
                                      ----------    ----------    ----------

Net Income                            $  822,800    $1,227,900    $2,479,600
                                      ----------    ----------    ----------

Per Share Amount                      $.15          $.21          $.29